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                                                                 EXHIBIT 10.14.2

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
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     This Amendment is made effective as of February 12, 1998, by and between
Cost Plus, Inc. (the "Company") and Ralph Dillon ("Executive"). Unless otherwise defined herein, capitalized terms in this Amendment shall have the same meaning as in the Employment Agreement dated September 6, 1990, as amended by a First Amendment dated December 1, 1996 (the "First Amendment"), between Executive and Company (the "Employment Agreement").


                                    RECITAL

     Executive and the Company desire to amend further the Employment Agreement to provide for the adjustment of Executive's duties, compensation, benefits and certain other matters as provided herein.

     NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document and in consideration of the continuing employment of Executive by the Company, the Company and the Executive agree to amend the Employment Agreement as follows:

1.  Term of Employment. The term of Executive's employment continues to be
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extended to the date of Executive's 65th birthday, and thereafter, unless either party gives notice of termination at least 90 days prior to Executive's next birthday (beginning with his 65th birthday), on an annual basis from that date.

2.  Compensation and Duties.
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     The provisions of this Section 2 shall supercede in their entirety the provisions of Section 3 of the First Amendment.

     a. Effective as of the date of this Second Amendment, Executive has resigned his positions as Chairman of the Board and Chief Executive Officer of the Company, but remains an employee and director of the Company, with the title of Chairman Emeritus. Executive shall receive, for the fiscal year ending January 30, 1999, a pro rata portion of the Performance Bonus to which Executive would otherwise have been entitled for the full fiscal year, determined and paid in the manner set forth in the last sentence of (S)6(b) of the Employment Agreement using the last date for which Executive receives his Base Salary as Chief Executive Officer, February 12, 1998, as the date for proration.

     b. Effective as of the date of this Second Amendment, Executive shall, in addition to serving as Chairman Emeritus of the Board of Directors of the Company, provide consulting services to the Company as reasonably requested by the Chief Executive Officer and as agreed upon by the Board of Directors. In return for such services, Executive shall be compensated at an annual rate of $185,500, payable in accordance with the Company's normal payroll practices for executive officers. Executive shall receive no separate compensation for services as a director. Any bonuses to Executive for services to the Company performed after the date of this Agreement shall be wholly
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within the discretion of the Board of Directors. Executive may resign as
Chairman Emeritus or be relieved of his duties as Chairman Emeritus by the Board at any time, but his compensation shall continue thereafter at the rate provided in this paragraph until the later of (i) August 12, 1998 (which is six months from the date Executive ceased to be Chief Executive Officer of the Company) or
(ii) the date on which Executive ceases to be Chairman Emeritus, the applicable date being defined herein as the "CE Date".

     c. From the CE Date for the remaining term of this Agreement, Executive shall be paid at the annual minimum wage rate required by applicable California or federal regulations (presently $13,800 per annum) and his obligated services to the Company shall be limited to telephone conferences as mutually agreed upon. Any bonuses to Executive for services to the Company after the CE Date will be wholly within the discretion of the Board of Directors.

     d. Health and all other benefits shall continue for the duration of the term as provided in the Employment Agreement, subject to the remainder of this paragraph. Executive's relocation expenses for a single move of his principal residence out of the State of California will be paid in accordance with the Cost Plus Director Relocation Policy. Executive will be eligible for up to 12 weeks of unpaid medical leave, during which time he may use accrued sick leave and vacation, or receive long-term disability benefits.

     e. If Executive should die before the payments provided for under paragraphs 2.a and 2.b above have been made in full, Company shall pay the amounts unpaid thereunder to his named beneficiary, and, if none, to his estate in a lump sum other than any unpaid Performance Bonus which shall be paid in the manner set forth in the last sentence of (S)6(b) of the Employment Agreement.

3.  Sale of Stock. Effective as of the date of this Second Amendment, Executive
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agrees to sell to the Company and the Company agrees to purchase from Executive
150,000 shares of the Common Stock of the Company owned by Executive at a price per share of $25.00 (the closing sale price of the Common Stock as reported by the Wall Street Journal for the Nasdaq National Market System on February 12,
1998), for a total of $3,750,000. The Company and Executive shall complete the transfer of the shares and payment therefor as promptly as reasonably practicable. Executive represents that upon transfer to the Company of the shares the Company will receive good title thereto, free and clear of all claims, liens and encumbrances.

4.  Effect on Employment Agreement. The provisions of this Amendment continue to
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suspend the operation of (S)2(a) of the Employment Agreement until Executive's
65th birthday, and they continue to modify the right of the Company to terminate Executive's employment under (S)6 of the Employment Agreement in that the Company may remove Executive from his position as Chairman Emeritus of the Board, but Executive will nevertheless remain as an employee of the Company and his compensation will be paid as provided herein; provided, however, that the
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Company shall continue to have the right to terminate Executive's employment for cause at any time during his term of employment pursuant to (S)6(a) of the Employment Agreement (other than pursuant to clause 6(a)(iii) thereof). Except as modified by this First Amendment, the Employment Agreement is confirmed.

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     IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.


EXECUTIVE                                     COST PLUS, INC.


/s/ Ralph Dillon                              By:/s/ Murray H. Dashe
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Ralph Dillon                                  Title:   Chairman/CEO
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